                                                                      EXHIBIT 12

                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


                                               Nine Months
                                                     Ended                   Years Ended December 31
                                        September 30, 1998       1997       1996      1995       1994       1993
                                        ------------------------------------------------------------------------
                                                        (b)
Earnings as defined (a)
Consolidated net income                            $   191      $ 244      $ 224     $ 195      $ 177      $ 130
Income taxes                                            86        108        137       113         91         62
Exclude equity basis subsidiaries                      (75)       (80)       (85)      (57)       (18)        (6)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $17, $13,
  $5, $4, $2, and $5 million for the three
  months ended March 31, 1998 and for the
  years ended December 31, 1997, 1996,
  1995, 1994 and 1993, respectively                    255        316        278       271        230        236
                                                   -------------------------------------------------------------

Earnings as defined                                $   457      $ 588      $ 554     $ 522      $ 480      $ 422
                                                   =============================================================


Fixed charges as defined (a)
Interest on long-term debt                         $   234      $ 273      $ 230     $ 224      $ 193      $ 204
Estimated interest portion of lease rental               5          8         10         9          9         12
Other interest charges                                  33         49         43        42         30         25
                                                   -------------------------------------------------------------

Fixed charges as defined                           $   272      $ 330      $ 283     $ 275      $ 232      $ 241
                                                   =============================================================


Ratio of earnings to fixed charges                    1.68       1.78       1.96      1.90       2.07       1.75
                                                   =============================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.